Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INVESTOOLS INC.,

SES ACQUISITION CORP.,

SERVICE ENHANCEMENT SYSTEMS, INC.,

TED B. SHUEL AND JAMIE LYNN SPEAS SHUEL,

AS TRUSTEE OF

THE SHUEL FAMILY TRUST,

SCOTT K. WALTZ, INDIVIDUALLY

TED B. SHUEL, INDIVIDUALLY

AND

JAMIE LYNN SPEAS SHUEL, INDIVIDUALLY

February 26, 2004

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EXHIBITS:

Exhibit A	Glossary

SCHEDULES:

Schedule 2.3	Directors of the Surviving Corporation
Schedule 2.4	Officers of the Surviving Corporation
Schedule 3.1(a)	Merger Consideration and Earn Out Payments
Schedule 4.7	Brokers and Finders
Schedule 5.1	Organization and Qualification
Schedule 5.2	Capitalization; Ownership
Schedule 5.4	Authority; Non-Contravention; Approvals
Schedule 5.5	Financial Statements
Schedule 5.6	Absence of Undisclosed Liabilities
Schedule 5.8	Company Litigation
Schedule 5.10	No Violation of Law; Compliance with Agreement
Schedule 5.11	Insurance Policies
Schedule 5.12	Taxes
Schedule 5.13	Employee Benefit Plans
Schedule 5.14	Employee and Labor Matters
Schedule 5.16	Environmental Matters
Schedule 5.17	Title to Assets
Schedule 5.18	Contracts, Agreements, Plans and Commitments
Schedule 5.19	Brokers and Finders
Schedule 5.20	Intellectual Property
Schedule 5.21	Relationships
Schedule 7.1(h)	Indemnifiable Severance Obligations

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2004 (the “Agreement”), is by and among INVESTOOLS INC., a Delaware corporation (“Parent”), SES ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), SERVICE ENHANCEMENT SYSTEMS, INC., a California corporation (the “Company”), each of Ted B. Shuel and Jamie Lynn Speas Shuel in their respective capacity as Trustee of THE SHUEL FAMILY TRUST under the First Amendment to the Shuel Family Trust Agreement dated September 25, 1997 (the “Trust”), SCOTT WALTZ, individually (“Mr. Waltz”), TED B. SHUEL, individually (“Mr. Shuel”), and JAMIE LYNN SPEAS SHUEL, individually (“Mrs. Shuel”).  Each of the Trust and Mr. Waltz is a “Shareholder” and, collectively, they are sometimes referred to as the “Shareholders.”

W I T N E S S E T H:

WHEREAS, the Company is operating under the assumed name “360 Group”;

WHEREAS, Parent, Merger Sub, the Company and the Shareholders desire that the Company merge with and into Merger Sub (the “Merger”);

WHEREAS, Parent, Merger Sub and the Company intend the Merger to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder;

WHEREAS, the Company and the Shareholders are making representations, warranties, covenants, agreements and indemnities as an inducement to Parent and Merger Sub to enter into this Agreement; and

WHEREAS, initially capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Glossary attached as Exhibit A.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.
THE MERGER

Section 1.1.                                The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the California Corporations Code, the Company shall be merged with and into Merger Sub and the separate existence of the Company shall thereupon cease.  The Merger Sub shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2.                                Effective Time of the Merger.  The Merger shall become effective at such time (the “Effective Time”) as a copy of this Agreement with certificates of approval from Parent, the Merger Sub and the Company are filed with the Secretary of State of the State of California in accordance with the California Corporations Code (the “Merger Filing”).  The Merger Filing shall be made simultaneously with or as soon as practicable after the Closing (as defined in Section 3.9) in accordance with Article III.

ARTICLE II.
THE SURVIVING CORPORATION

Section 2.1.                                Articles of Incorporation.  The Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, as the same may thereafter be amended in accordance with its terms and as provided under the California Corporations Code.

Section 2.2.                                Bylaws.  The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time, as the same may thereafter be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the California Corporations Code.

Section 2.3.                                Directors.  The directors of the Surviving Corporation shall be as designated on Schedule 2.3, and such directors shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

Section 2.4.                                Officers.  The officers of the Surviving Corporation shall be as designated on Schedule 2.4, and such officers shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE III.
CONVERSION OF SHARES

Section 3.1.                                Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Shareholders:

(a)                                  Conversion of Securities.  All of the Company’s common stock, no par value stated (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any shares of the Company Common Stock to be canceled pursuant to Section 3.1(b)) shall be converted, subject to Section 3.1(d) and Section 3.2, into the following merger consideration (the “Merger Consideration”):

(i)                                     the number of validly issued, fully paid and nonassessable shares of Parent’s common stock, $.01 par value per share (the “Parent Common Stock”), determined by dividing $1,875,000 by the Average Parent Common Stock Price (such shares issued to the Shareholders, together with any Shares issued to the Shareholders after the date hereof pursuant to Section 3.2 or Section 3.3, being referred to herein as the “Parent Shares”); and

(ii)                                  cash equal to $875,000.

The portion of the Merger Consideration payable to each Shareholder at Closing is set forth opposite each Shareholder’s name on Schedule 3.1(a).

(b)                                 Cancellation.  Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock held by a direct or indirect wholly owned Subsidiary of the Company, if any, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

(c)                                  Adjustments to Merger Consideration.  The Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend of securities convertible into Parent Common Stock), reorganization, reclassification, recapitalization or other similar change with respect to Parent Common Stock occurring (including the record date thereof) after the date hereof and prior to the Effective Time.

(d)                                 Fractional Shares.  No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”).  In lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange shall be paid upon such surrender on the Closing Date cash (without interest) in an amount equal to such fraction multiplied by the Average Parent Common Stock Price.

Section 3.2.                                Indebtedness and Net Working Capital Adjustments.

(a)                                  Within 95 days after the Closing, Parent shall cause the Surviving Corporation to prepare a balance sheet of the Company as of the Closing Date, including a computation of Indebtedness, Net Working Capital and the Adjustment Amount, each as of the Closing Date (collectively, the “Closing Date Balance Sheet”).  If within 15 days following delivery of the Closing Date Balance Sheet the Shareholders do not object in writing thereto, then the final, binding and conclusive Adjustment Amount shall be as computed on such Closing Date Balance Sheet.  If the Shareholders do object in writing to the computation within such 15-day period, then the Shareholders and Parent shall negotiate in good faith and attempt to resolve their disagreement.  Should such negotiations not result in an agreement on the final, binding and conclusive Adjustment Amount within 20 days, then the matter shall be submitted to an independent accounting firm of national reputation mutually acceptable to Shareholders and Parent (the “Neutral Auditors”).  If the Shareholders and Parent are unable to agree on the Neutral Auditors, then the Shareholders and Parent shall request the American Arbitration Association to appoint the Neutral Auditors.  All fees and expenses relating to appointment of the Neutral Auditors and the work, if any, to be performed by the Neutral Auditors will be borne equally by the Shareholders and Parent.  The Neutral Auditors will deliver to the Shareholders and Parent a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditors by the Shareholders and Parent, or their respective Affiliates) of the Adjustment Amount within 30 days of the engagement of the Neutral Auditors, which determination will be final, binding and conclusive on the parties.

(b)                                 Promptly following the establishment of the final, binding and conclusive Adjustment Amount, the parties shall account to each other as provided for in this Section 3.2(b).  If the Adjustment Amount is negative, Parent shall be entitled to receive a payment from the Shareholders, in cash and Parent Shares in the same proportion as the Merger Consideration paid under Section 3.1(a), equal to such negative amount.  If the Adjustment Amount is positive, the Shareholders shall be entitled to receive a payment from Parent, in the same manner and in cash and Parent Shares in the same proportion as the Merger Consideration received under Section 3.1(a), equal to such positive amount.  Any such payment shall be due and payable within three business days after the establishment of the final, binding and conclusive Adjustment Amount; provided, however, that in the sole and absolute discretion of Parent, a payment due to Parent may be deferred and set-off against an Earn Out Payment, if any.  Any payments due from or to the Shareholders pursuant to this Section 3.2(b) shall be payable or paid 50% by or to each Shareholder in accordance with Schedule 3.1(a).

(c)                                  No certificates or scrip representing less than one share of Parent Common Stock shall be issued pursuant to Section 3.2.  In lieu of any such fractional share, each Shareholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock pursuant to Section 3.2 shall be paid cash (without interest) in an amount equal to such fraction multiplied by the Average Parent Common Stock Price.  In the event (i) a payment of Parent Common Stock is due to Parent from the Shareholders pursuant to Section 3.2(b) and (ii) Parent elects not to defer and set-off such payment against an Earn Out Payment, each Shareholder shall surrender to Parent such Shareholder’s certificate representing his or its Parent Shares, as the case may be, and Parent shall issue and cause to be delivered to such Shareholder a new certificate representing the number of Parent Shares held by such Shareholder after taking into account the Adjustment Amount; provided, however, that such certificate shall be subject to the same limitations with regard to fractional shares as are set forth in the first two sentences of this Section 3.2(c).

Section 3.3.                                Earn Out Payments.

(a)                                  As soon as practicable after December 31, 2004, and December 31, 2005 (but in no event later than January 31 after each such calendar year), Parent shall deliver to the Shareholders a notice setting forth the Revenues for such calendar year (an “Earn Out Notice”) and a copy of such statements calculating the Revenues for such calendar year.  If the Shareholders do not receive the Earn Out Notice on a timely basis in accordance with this Section 3.3(a), the Shareholders shall notify Parent in writing of such failure to timely deliver the Earn Out Notice, and Parent shall be entitled to a period of 15 business days to attempt to cure such failure.  Should such failure not be cured by Parent within 15 business days after its receipt of said written notice from the Shareholders, Revenues shall be deemed to be $2,500,000 for that period.  For purposes of this Section 3.3, Revenues shall be calculated in accordance with the definition of Revenues in the Glossary attached as Exhibit A.  “Earn Out Period” shall mean the period from January 1, 2004, through December 31, 2005.

(b)                                 If Revenues are less than or equal to $2,000,000 (the “Revenue Floor”) during any calendar year in the Earn Out Period, then no additional amounts shall be payable to the Shareholders with respect to such calendar year.

(c)                                  If Revenues are less than or equal to $2,500,000, but more than $2,000,000, during any calendar year in the Earn Out Period, then an additional amount (an “Earn Out Payment”) shall be paid by Parent to the Shareholders with respect to such calendar year, calculated as follows:

(i)                                     the number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the product of (A) Revenues divided by $2,500,000 and (B) $937,500 divided by the Average Parent Common Stock Price; and

(ii)                                  cash equal to the product of (A) Revenues divided by $2,500,000 and (B) $437,500.

(As an example, if Revenues in a calendar year are $2,250,000 and the Average Parent Common Stock Price is $2.40, then the Earn Out Payment (after adjusting for fractional shares) for such calendar year would be 351,562 shares of Parent Common Stock and $393,751.20 in cash.)  Any payments to the Shareholders pursuant to this Section 3.3(c) shall be paid 50% to each Shareholder in accordance with Schedule 3.1(a).

(d)                                 If Revenues exceed $2,500,000 (the “Revenue Hurdle”) during any calendar year in the Earn Out Period, an Earn Out Payment shall be paid by Parent to the Shareholders with respect to such calendar year, calculated as follows:

(i)                                     the number of validly issued, fully paid and nonassessable shares of Parent Common Stock determined by dividing $937,500 by the Average Parent Common Stock Price; and

(ii)                                  cash equal to $437,500.

Any payments to the Shareholders pursuant to this Section 3.3(d) shall be paid 50% to each Shareholder in accordance with Schedule 3.1(a).

(e)                                  Upon receipt of an Earn Out Notice, the Shareholders shall have 15 days in which to object in writing to the Parent with respect to Parent’s calculation of Revenues (a “Revenue Dispute”).  In the event the Shareholders do not object to the Parent’s calculation of Revenues within such 15-day period, the Parent’s calculation of Revenues, as set forth in the Earn Out Notice, shall be deemed final, conclusive and binding on all parties hereto.  In the event the Shareholders deliver a timely Revenue Dispute, then Shareholders shall be permitted to inspect the books and records of the Surviving Corporation in accordance with Section 6.6.  If the duly authorized representative of either Shareholder discovers a deficiency in the calculation of Revenues that results in an increase in the proposed Earn Out Payment for the applicable calendar year, the Shareholders and Parent shall negotiate in good faith and attempt to resolve their disagreement on the calculation of Revenues.  Should such negotiations not result in an agreement regarding the Revenues within 30 days, then the matter shall be submitted to Neutral

Auditors selected in the manner described in Section 3.2.

(f)                                    The Neutral Auditors shall deliver to the Shareholders and Parent a written determination (such determination to be based solely on information provided to the Neutral Auditors by the Shareholders and Parent, or their respective Affiliates, and the definition of Revenues in the Glossary attached as Exhibit A) of the Revenues within 30 days of its receipt of the disputed items, which determination will be final, binding and conclusive on the parties.  If the Neutral Auditor’s written determination of Revenues results in an increase in the proposed Earn Out Payment of more than or equal to 5%, then all fees and expenses relating to the engagement of the Neutral Auditors and the reasonable, invoiced fees and expenses of the accountant representatives of each of the Shareholders and Parent in connection with such Revenue Dispute (the “Expenses”) shall be borne by Parent.  If the Neutral Auditor’s written determination of Revenues results in no change or any decrease in the proposed Earn Out Payment, or an increase in the proposed Earn Out Payment of less than 5%, then all Expenses shall be borne by the Shareholders.

(g)                                 Earn Out Payments, if any, shall be paid on or before the anniversary of the Closing Date immediately after the end of the calendar year to which such Earn Out Payment relates; provided, however, that in the event the Shareholders deliver a timely Revenue Dispute, payment of the Earn Out Payment relating thereto, if any, shall be due ten days after agreement on, or final, binding and conclusive resolution of the dispute regarding, the calculation of Revenues.  Without prejudice to any other rights of Shareholders hereunder, in the event an Earn Out Payment is not timely paid in accordance with this Section 3.3 after (i) agreement on the calculation of Revenues or (ii) the delivery of the Neutral Auditor’s final, binding and conclusive resolution of the dispute regarding the calculation of Revenues, Parent and Merger Sub shall pay interest on such delinquent Earn Out Payment at 1½% per month, compounded annually at the rate from time to time in effect, or the maximum rate allowed by law, and calculated from the date on which such Earn Out Payment was due in accordance with this Section 3.3.

(h)                                 In the event of a Change of Control, the amount of the Earn Out Hurdle for the calendar year in which such Change of Control occurs and for each calendar year in the Earn Out Period from and after the Change of Control shall be deemed to be zero.

(i)                                     For each of the calendar years in the Earn Out Period, Parent hereby agrees to purchase the services listed on Schedule 3.3(i) (the “Scheduled Services”), and shall provide the Surviving Corporation with a reasonable number of personnel consistent with past practice with respect to the Scheduled Services and other resources necessary for the provision of such Scheduled Services in accordance with this Section 3.3(i).  A Revenue Credit shall be an “Earned Revenue Credit” (1) for so long as the Surviving Corporation provides the Scheduled Service relating thereto in a manner reasonably acceptable to Parent, or (2) if Parent materially breaches its obligation (x) to purchase the Scheduled Services or (y) to provide the Surviving Corporation with a reasonable number of personnel and other resources necessary for the provision of such Scheduled Services; provided, that if the Surviving Corporation fails to provide any Scheduled Service in a manner reasonably acceptable to Parent prior to the end of a full calendar year, the Earned Revenue Credit relating to such Scheduled Service shall be reduced proportionally by the percentage determined by dividing the remaining number of days for such calendar year by 365.

(j)                                     No certificates or scrip representing less than one share of Parent Common Stock shall be issued pursuant to this Section 3.3.  In lieu of any such fractional share, each Shareholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock pursuant to this Section 3.3 shall be paid cash (without interest) in an amount equal to such fraction multiplied by the Average Parent Common Stock Price.

Section 3.4.                                Exchange of Certificates.

(a)                                  Immediately after the Effective Time, Parent will deliver to each Shareholder upon surrender of all Certificates for cancellation together with such other customary documents as may be required, and the Shareholders shall be entitled to receive in exchange therefor, (A) certificates evidencing that number of whole shares of Parent Common Stock and cash in immediately available funds which such holder has the right to receive in accordance with Section 3.1 hereof in respect of the shares of Company Common Stock formerly evidenced by such Certificates, and (B) cash in respect of fractional shares as provided in Section 3.1(d), and the Certificates so surrendered shall forthwith be canceled.

(b)                                 Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

Section 3.5.                                Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

Section 3.6.                                No Further Ownership Rights in Company Common Stock.  The Merger Consideration delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled.

Section 3.7.                                Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

Section 3.8.                                Taking of Necessary Action; Further Assurances.  Parent, Surviving

Corporation and each of the Shareholders shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub in office immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.  Further, each of the parties hereto shall execute and deliver to the others, after the Closing Date, any other instrument which may be requested by another party to effectuate or evidence any of the contemplated by this Agreement or to obtain any consents or licenses necessary to operate the business of the Surviving Corporation in the manner operated by the Company prior to the date hereof.

Section 3.9.                                Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company, Rafael Town Center, 999 Fifth Avenue, Suite 400, San Rafael, California 94901, or at such other place as Parent and the Company shall agree.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 3.10.                         Closing Actions and Deliveries.

(a)                                  On or prior to the Closing Date, the Shareholders shall have taken the following actions and/or delivered the following documents and instruments to Parent:

(i)                                     certificates representing the Company Common Stock;

(ii)                                  a Release of Claims Agreement executed by each of the Shareholders, Mr. Shuel and Mrs. Shuel releasing the Company, the Surviving Corporation and Parent from any and all prior claims of such Shareholder, in a form reasonably satisfactory to Parent;

(iii)                               all corporate, accounting, business and Tax records of the Company;

(iv)                              a legal opinion from Landrum and Company Inc., counsel to the Shareholders and the Company, in a form reasonably satisfactory to Parent;

(v)                                 an executed Nondisclosure and Non-Solicitation Agreement between Parent and each of Mr. Shuel and Mrs. Shuel, in a form reasonably satisfactory to Parent;

(vi)                              an executed Employment Agreement (including restrictive covenant provisions) between Parent and each of Mr. Waltz and Mr. Don Klabunde, in a form reasonably satisfactory to each of the parties thereto;

(vii)                           all waivers, consents and approvals from third parties and governmental authorities necessary for the transfer of any material contracts, financial assurances and any other rights and benefits in connection with the Merger, or necessary for the consummation of the Merger and the transactions contemplated hereby, shall have been obtained and be in effect at the Closing Date;

(viii)                        the board of directors of the Company and the Shareholders shall have approved this Agreement and the closing of the transactions contemplated herein;

(ix)                                a certificate, dated within five days of the Closing Date, of the Secretary of the State of California establishing that the Company is in existence and is in good standing to transact business in the state of incorporation;

(x)                                   the resignations of Mr. Shuel, Mrs. Shuel, Mr. Larry R. Greif and  Ms. Kelly A. Calabrese as an employee, officer and/or director of the Company, as applicable; and

(xi)                                such other documents as may be required by this Agreement or reasonably requested by Parent.

(b)                                 On or prior to the Closing Date, Parent and Merger Sub shall have taken the following actions and/or delivered the following documents, instruments or other items to each of the Shareholders (as applicable):

(i)                                     the Merger Consideration, determined in accordance with Section 3.1(a) and Section 3.2;

(ii)                                  the board of directors of Parent and the Merger Sub, and the shareholders of the Merger Sub, shall have approved this Agreement and the closing of the transactions contemplated herein; and

(iii)                               an executed Employment Agreement between Parent and each of Messrs. Waltz and Klabunde, in a form reasonably satisfactory to each of the parties thereto.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each represent and warrant to the Company as follows, except as set forth in Parent’s Form 10-K for the fiscal year ended December 31, 2002, all quarterly reports on Form 10-Q filed with the SEC since January 1, 2003, and all reports on Form 8-K filed with the SEC since November 14, 2003 including all exhibits, amendments and supplements thereto (the “Parent SEC Reports”):

Section 4.1.                                Organization and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect (as defined in Exhibit A).

Section 4.2.                                Capitalization.

(a)                                  As of January 31, 2004, the authorized capital stock of Parent consisted of 60,000,000 shares of Parent Common Stock, $.01 par value per share, of which 44,188,822 shares were issued and outstanding, and 1,000,000 shares of preferred stock, $.01 par value per share, of which no shares were outstanding.  All of the issued and outstanding shares of Parent Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)                                 As of January 31, 2004, except for options for 4,431,361 shares of Parent Common Stock granted pursuant to Parent’s incentive or option plans (or to current or former employees of Parent), there are no outstanding (i) warrants to acquire shares of Parent Common Stock, (ii) shares issuable in connection with proposed acquisitions except as contemplated by this Agreement, (iii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, or (iv) options or other rights to acquire from Parent or other obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.

(c)                                  All of the shares of capital stock of Merger Sub are owned beneficially and of record by Parent.

(d)                                 The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable, and the issuance thereof is not subject to any preemptive or other similar right.

Section 4.3.                                Authority; Non-Contravention; Approvals.

(a)                                  Parent and Merger Sub each have full corporate power and authority to execute and deliver this Agreement and, subject to Parent Required Statutory Approvals (as defined in Section 4.3(c)), to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company and the Shareholders, constitutes a valid and legally binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)                                 The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance, upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of Parent or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets (assuming compliance with the matters referred to in Section 4.3(c)) or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), for matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(c)                                  Except for the making of the Merger Filing with the Secretary of State of the State of California in connection with the Merger (such filing, the “Parent Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 4.4.                                Parent SEC Reports.  Parent has filed timely all of the Parent SEC Reports. As of their respective dates, and giving effect to any amendments thereto, (a) the Parent SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities and Exchange Act of 1934, as amended, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Parent SEC Reports at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5.                                Financial Statements.  The financial statements of Parent (including, in each case, any notes and schedules thereto) included in the Parent SEC Reports (i) were prepared from the books and records of the Parent, (ii) complied as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (iii) were prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto), and (iv) fairly present, in all material respects, the consolidated financial position of Parent as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, material in amount).

Section 4.6.                                Litigation.  Other than that which is disclosed in the Parent SEC Reports, there is no litigation, action, suit, proceeding or governmental investigation pending or, to the knowledge of Parent, threatened against Parent or its predecessor or affecting any of Parent’s properties or assets, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.7.                                Brokers and Finders.  Except as set forth on Schedule 4.7, neither Parent nor Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDERS

The Shareholders, jointly and severally, represent and warrant to Parent and Merger Sub as follows:

Section 5.1.                                Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Except as set forth on Schedule 5.1, the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.  True, accurate and complete copies of the Company’s Articles of Incorporation and Bylaws, in each case as in effect on the date hereof including all amendments thereto, have heretofore been delivered to Parent.

Section 5.2.                                Capitalization; Ownership

(a)                                  The authorized capital stock of the Company consists of 1000 shares of Company Common Stock.  As of the Closing there will be 200 shares of Company Common Stock issued and outstanding and no other shares of capital stock of the Company issued and outstanding.  All of such issued and outstanding shares of Company Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights and are owned beneficially and of record as set forth on Schedule 5.2, free and clear of all restrictions, liens, claims and encumbrances.  No Subsidiary of the Company holds any shares of the capital stock of the Company.

(b)                                 Except as set forth on Schedule 5.2, each Shareholder holds of record and beneficially all of the capital stock of the Company shown as owned by the Shareholder on Schedule 5.2 free and clear of all restrictions, liens, claims and encumbrances.

(c)                                  There are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement obligating the Company or any Shareholder to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any Shareholder to grant, extend or enter into any such agreement or commitment or (ii) obligations of the Company or any Shareholder to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above.  Except as set forth on Schedule 5.2, there are no shareholder or stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any Shareholder is a party or is bound with respect to the voting of any shares of capital stock of the Company.

Section 5.3.                                Subsidiaries.  The Company does not have any Subsidiaries or any organizational predecessors, nor does the Company hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.

Section 5.4.                                Authority; Non-Contravention; Approvals.

(a)                                  The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the Company Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby.  This Agreement has been approved by the board of directors of the Company and the Shareholders, and no other corporate proceedings on the part of the Company or the Shareholders are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company and the Shareholders of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and the Shareholders, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and legally binding agreement of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general equitable principles.

(b)                                 Except as set forth on Schedule 5.4, the execution and delivery of this Agreement by the Company and the Shareholders and the consummation by the Company and the Shareholders of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or the Shareholders under any of the terms, conditions or provisions of (i) the charter or bylaws of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or the Shareholders, or any of their respective properties or assets (assuming compliance with the matters referred to in Section 5.4(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or the Shareholders is now a party or by which the Company or the Shareholders or any of their respective properties or assets may be bound or affected.

(c)                                  Except for the Merger Filing with the Secretary of State of the State of California in connection with the Merger (the “Company Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company and the Shareholders or the consummation by the Company and the Shareholders of the transactions contemplated hereby.

Section 5.5.                                Financial Statements.  Except as disclosed on Schedule 5.5, the unaudited financial statements and unaudited interim financial statements of the Company attached as Schedule 5.5 (collectively, the “Company Financial Statements”) are true, correct and complete and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, on an accrual basis of accounting and on a basis consistent with the books and records of the Company and prior periods, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

Section 5.6.                                Absence of Undisclosed Liabilities.  Except as disclosed on Schedule 5.6, the Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (i) which are accrued or reserved against the Company Financial Statements or reflected in the notes thereto, or (ii) which were incurred after December 31, 2003, in the ordinary course of business and consistent with past practices, and which have not had, and could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.7.                                Absence of Certain Changes or Events.  Since December 31, 2003, (i) the business of the Company has been conducted in the ordinary course of business consistent with past practices, and (ii) there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.8.                                Litigation.  Except as described on Schedule 5.8, there are no claims, suits, actions, Environmental Claims, inspections, investigations or proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company before any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator.  Except as described on Schedule 5.8, the Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator.

Section 5.9.                                Accounts Receivable.  All accounts receivable of the Company represent bona fide sales actually made in the ordinary course of business and are collectible in the ordinary course of business, without set off or counterclaim.  To the Knowledge of the Shareholders and the Company, none of the account debtors of the accounts receivable is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its debts as they become due.  The Company has good and valid title to the accounts receivable free and clear of all restrictions, liens, claims and encumbrances.  No goods or services, the sale or provision of which gave rise to any accounts receivable, have been returned or rejected by any account debtor or lost or damaged prior to the receipt thereby.

Section 5.10.                         No Violation of Law; Compliance with Agreements.

(a)                                  Except as set forth on Schedule 5.10, the Company is not in violation of, and has not been given notice or been charged during the past five years with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority.  No investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.  The Company has all permits (including without limitation Environmental Permits), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals required or necessary to conduct its business as presently conducted (collectively, the “Company Permits”).  The Company is not in violation of the terms of any Company Permit.

(b)                                 The Company and each of the Shareholders are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) the charter, bylaws or similar organizational instruments of the Company or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company is a party or by which it is bound or to which any of its property is subject.

Section 5.11.                         Insurance.  Schedule 5.11 hereto sets forth a list of all insurance policies owned by the Company or by which the Company or any of its properties or assets is covered against present losses, all of which have been for the periods covered, and are currently, in full force and effect.  The scope and amount of such listed insurance policies are customary and reasonable for the businesses in which the Company has been engaged during the last three years.  No insurance has been refused with respect to any operations, properties or assets of the Company nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last three years.  Except as set forth on Schedule 5.11, no insurance carrier has denied any claims made against any of the policies listed on Schedule 5.11 hereto.

Section 5.12.                         Taxes.

(a)                                  Except as set forth on Schedule 5.12, (i) the Company has (x) duly filed (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns (as hereinafter defined) required to be filed by it on or prior to the date hereof, and (y) duly paid in full or made adequate provision therefor on its financial statements in accordance with GAAP (or there has been paid or adequate provision has been made on its behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof (whether or not shown on any Tax Return); (ii) all such Tax Returns filed by or on behalf of the Company are true, correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations; (iii) the Company is not the beneficiary of any extension of time within which to file any Tax Return; (iv) no claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (v) the liabilities and reserves for Taxes reflected in the most recent balance sheet included in the Company Financial Statements to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance GAAP, and there is no liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business; (vi) there are no liens for Taxes upon any property or assets of the Company, except for liens for Taxes not yet due; (vii) the Company has not made any change in accounting methods since December 31, 1998; (viii) the Company has not received a ruling from any taxing authority or signed an agreement with any taxing authority; (ix) the Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, as amended or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld and paid over to the appropriate taxing authority all Taxes required to be so withheld and paid over under all applicable laws in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (x) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and, as of the date of this Agreement, the Company has not received a written notice of any pending audits or proceedings; (xi) no shareholder or director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed; (xii) the federal income Tax Returns of the Company have been examined by the Internal Revenue Service (“IRS”) (which examination has been completed) or the statute of limitations for the assessment of federal income Taxes of the Company has expired, for all periods through and including December 31, 1999, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid; (xiii) no adjustments or deficiencies relating to Tax Returns of the Company have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled; and (xiv) the Company has delivered to Parent true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1999.

(b)                                 There are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes is currently in force.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  The Company is not a party to any agreement providing for the allocation or sharing of Taxes.  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii).  The Company (i) has not been a member of an affiliate group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has no liability for Taxes of any Person (other than the Company) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(c)                                  The Company (or its successor) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

Section 5.13.                         Employee Benefit Plans.

(a)                                  Schedule 5.13 lists each Employee Benefit Plan.  For these purposes, “Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock option plan, severance agreement, employment contract, stock purchase plan, bonus program, incentive plan, cafeteria or flexible benefit plan, deferred compensation arrangement, and all other similar employee benefit plans, programs, arrangements, policies, or agreements, whether or not subject to ERISA, that the Company sponsors, maintains, or contributes to, or to which the Company has any liability thereunder.

(b)                                 The Company has delivered to Parent correct and complete copies of each Employee Benefit Plan, current summary plan descriptions for each Employee Benefit Plan, all related trusts, insurance, and other funding contracts which implement each such Employee Benefit Plan, the prior three years Form 5500, and all correspondence with any governmental authority respecting any such Employee Benefit Plan.

(c)                                  Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with all applicable laws, rules and regulations.

(d)                                 All premiums required to be paid, all benefits, expenses and other amounts due and payable, and all contributions, transfers or payments required to be made to or under the Employee Benefit Plans will have been paid, made or accrued for all services on or prior to the Closing Date.

(e)                                  No Employee Benefit Plan is or has ever been covered by Title IV of ERISA or subject to Section 412 of the Code.

(f)                                    No Employee Benefit Plan is or has ever been a Multiemployer Plan (as defined in ERISA Section 3(37)) nor has the Company nor any member of its controlled group of corporations (as defined in Code Section 1563) contributed to, or ever had an obligation to contribute to, any such Multiemployer Plan.

(g)                                 The Company has never maintained nor contributed to any Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

(h)                                 No event has occurred and no condition exists with respect to the

Employee Benefit Plans that could subject the Company, the Surviving Corporation, any Employee Benefit Plan, or Parent to any liability under applicable laws.

(i)                                     Except as set forth on Schedule 5.13, neither the execution and delivery of this Agreement, nor the consummation of the transactions hereunder, will:

(1)                                  result in any payment to be made by the Company, including without limitation, severance, unemployment compensation, golden parachute (as defined in Section 280G of the Code) or otherwise, becoming due to any employee, director or consultant of the Company, or

(2)                                  increase any benefits or accelerate vesting otherwise provided under any Employee Benefit Plan.

(j)                                     No condition, agreement or plan provision limits the right of the Company to amend, cut back or terminate any Employee Benefit Plan that it sponsors (except to the extent such limitation arises under ERISA).

(k)                                  There are no pending actions that have been asserted or instituted against the Employee Benefit Plans other than routine claims for benefits and to the Knowledge of the Company and/or the Shareholders, no such action has been threatened.

Section 5.14.                         Employee and Labor Matters.

(a)                                  The Company has provided Parent with a true and complete list, dated as of January 31, 2004 (the “Employee Schedule ”), of all employees of the Company listing the title or position held, base salary or wage rate and any bonuses, commissions, profit sharing, car allowances, transportation and/or parking allowances, club memberships or other compensation or perquisites payable, all employee benefits received by such employees and any other material terms of any written agreement between the Company and any employee. As of the date of this Agreement and as of the Closing Date, the combined projected annual payroll for the calendar year ending December 31, 2004 of the Company required to operate its business is not materially different from that as listed on the Employee Schedule, and the Company has not entered into any agreement or agreements pursuant to which the combined annual payroll of the Company, including projected pay increases, overtime and fringe benefit costs, required to operate its business (including all administrative and support personnel) would be materially greater than as listed on the Employee Schedule.

(b)                                 Set forth on Schedule 5.14 is a description of all health, dental, life and disability insurance plans of the Company.

(c)                                  Except as set forth on Schedule 5.14, the Company is not a party to or bound by any written employment agreements or commitments, other than on an at-will basis.

(d)                                 Except as set forth on Schedule 5.14 ,the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company.

(e)                                  Except as set forth on Schedule 5.14, none of the employees of the Company is represented by any labor organization and, to the Knowledge of the Company and the Shareholders, there have been no union organizing activities among the employees of the Company within the past five years, and there are no negotiations or discussions currently pending or occurring between the Company and any union or employee association regarding any collective bargaining agreement or any other work rules or policies which might otherwise affect the Company.

(f)                                    There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Company and the Shareholders, threatened against or affecting the Company and during the past five years there has not been any such action.

(g)                                 There is no unfair labor practice charge or complaint against the Company pending or, to the Knowledge of the Company and the Shareholders, threatened before the National Labor Relations Board or any similar state, local or foreign agency responsible for administering such charges or complaints.

(h)                                 There is presently no pending grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company.

(i)                                     Except as set forth on Schedule 5.14, there are no material written personnel policies, rules or procedures applicable to employees of the Company.

(j)                                     Except as set forth on Schedule 5.14, there are no proceedings pending or, to the Knowledge of the Company and the Shareholders, threatened against the Company in any forum by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(k)                                  Except as set forth on Schedule 5.14, no charge with respect to or relating to the Company is pending before the Equal Employment Opportunity Commission or any other local, state, or federal agency responsible for the prevention of unlawful employment practices.

(l)                                     To the Knowledge of the Company and the Shareholders, no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws is conducting or intends to conduct an investigation with respect to or relating to the Company.

(m)                               The Company is, and at all times has been, in material compliance with all legal requirements applicable to the Company respecting employment and employment practices, terms and conditions of employment, wages, hours of work, leave time, immigration, and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other legal requirements applicable to the Company.

(n)                                 Except as set forth on Schedule 5.14, in the last five years, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment and Retaining Notification Act of 1988, the “WARN Act”) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any single site of employment of the Company, (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law or regulation and (iv) except as set forth on Schedule 5.14, none of the Company’s employees has suffered an “employment loss” (as defined in and covered by the WARN Act) during the six-month period prior to the date hereof.

(o)                                 To the Knowledge of the Company and the Shareholders, no executive employee of the Company or any other employee reasonably considered to be important to the Company has breached any agreement to keep in confidence information acquired by that employee in confidence or in trust prior to that employee’s employment with the Company, nor has any such employee, through his or her employment by the Company breached any non-competition, non-solicitation or non-interference agreement.

Section 5.15.                         Non-Competition Agreements.  Schedule 5.15 sets forth a true and complete list and description of all confidentiality, non-solicitation and/or non-competition agreements between the Company and any of the Shareholders or between any Shareholder and a party other than the Company.  Except as set forth on Schedule 5.15, neither the Company nor any Shareholder is a party to any agreement which purports to restrict or prohibit any of them from, directly or indirectly, engaging in any business currently engaged in by the Company.  None of the Company’s shareholders, officers, directors, or key employees is a party to any agreement which, by virtue of such Person’s relationship with the Company, restricts the Company or any Subsidiary of the Company from, directly or indirectly, engaging in any of the businesses of the Company.

Section 5.16.                         Environmental Matters.  Without in any manner limiting any other representations and warranties set forth in this Agreement, and except as set forth on Schedule 5.16:

(a)                                  The Company and its Business Facilities are in compliance with, and have it all times been in compliance with, all Environmental Laws in connection with the conduct of the business of the Company and the use, maintenance and operation of any of the Business Facilities by the Company.

(b)                                 Without in any manner limiting the generality of (a) above:

(i)                                     Except in compliance with Environmental Laws (including, without limitation, by obtaining necessary Environmental Permits), the Company has not used, generated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened), any Materials of Environmental Concern (as defined in Exhibit A) on, at, under or about any Business Facility or transferred or transported to or from any Business Facility;

(ii)                                  The Company is not subject to any consent order, compliance order or administrative order relating to or issued under any Environmental Law;

(iii)                               There are no Environmental Claims known, pending or threatened against the Company or any of its Business Facilities, and there is no basis for same;

(iv)                              The Company and all of its Business Facilities, on behalf of its clients, have, and have timely filed applications for renewal of, all Environmental Permits applicable to the operation of the business of the Company as presently conducted, and the Company and its Business Facilities are in compliance with all terms and conditions of such Environmental Permits; and

(v)                                 Except in the ordinary course of business, there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Company has agreed to, assumed or retained, by contract or otherwise.

Section 5.17.                         Title to Assets.  The Company has good and indefeasible title to all its assets and valid leasehold interests in its leased assets and properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of the latest balance sheet included therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current Taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use or marketability of the property subject thereto or affected thereby, or otherwise impair the Company’s business operations (in the manner presently carried on by the Company), or (iii) any lien securing any debt or obligation described on Schedule 5.17 which is expressly referenced as being secured.  All leases under which the Company leases any real property have been delivered to Parent and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Company or its Subsidiaries, or by or on behalf of any third party.

Section 5.18.                         Contracts, Agreements, Plans and Commitments.  Schedule 5.18 hereto sets forth a complete list of the following contracts, agreements, plans and commitments (collectively, the “Contracts”) to which the Company is a party or by which the Company or any of its assets is bound as of the date hereof:

(a)                                  any contract, commitment or agreement that involves aggregate expenditures by the Company of more than $5,000 per year;

(b)                                 any contract or agreement (including any such contracts or agreements entered into with any Governmental Authority) relating to the maintenance or operation of the business that involves aggregate expenditures by the Company of more than $5,000;

(c)                                  any indenture, loan agreement, or note under which the Company has outstanding indebtedness, obligations or liabilities for borrowed money;

(d)                                 any contract (or group of related contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

(e)                                  any lease or sublease for the use or occupancy of real property;

(f)                                    any agreement concerning confidentiality or that restricts the right of the Company to engage in any type of business;

(g)                                 any guarantee, direct or indirect, by any Person of any contract, lease or agreement entered into by the Company;

(h)                                 any partnership, joint venture or construction and operation agreement;

(i)                                     any agreement of surety, guarantee or indemnification with respect to which the Company is the obligor, outside of the ordinary course of business;

(j)                                     any contract that requires the Company to pay for goods or services substantially in excess of its estimated needs for such items or the fair market value of such items;

(k)                                  any contract for the employment of any individual on a full-time, part-time, consulting, or other basis , including any such contract providing severance benefits;

(l)                                     any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar contract for the benefit of its current or former directors, officers, and employees;

(m)                               any contract, agreement, agreed order or consent agreement that requires the Company to take any actions or incur any expenses to remedy non-compliance with any Environmental Law;

(n)                                 any collective bargaining contract or similar agreement;

(o)                                 any contract or agreement with any Shareholder or any of their respective Affiliates;

(p)                                 any agreement by which the Company is a licensee, licensor, seller or purchaser of any Intellectual Property contained in or used by the Proprietary Computer Software or of any Company Intellectual Property Rights;

(q)                                 any agreement by which the Company indemnifies a third party for infringement of Intellectual Property; and

(r)                                    any other contract material to the Company or its business.

True, correct and complete copies of each of such contracts, agreements, plans and commitments have been delivered to Parent. All such contracts, agreements, plans and commitments (i) were duly and validly executed and delivered by the Company and the other parties thereto and (ii) are valid and in full force and effect.  The Company has fulfilled all material obligations required of the Company under each such contract, agreement, plan or commitment to have been performed by it prior to the date hereof, including timely paying all interest on its debt as such interest has become due and payable. Except as set forth on Schedule 5.18, there are no counterclaims or offsets under any of such contracts, agreements, plans and commitments. The consummation of the Merger will vest in the Survivor Corporation all rights and benefits under the Contracts and the right to operate the Company’s business and assets under the terms of the Contracts in the manner currently operated and used by the Company.

Section 5.19.                         Brokers and Finders.  Except at set forth on Schedule 5.19, neither the Company nor the Shareholders have entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.  Except at set forth on Schedule 5.19, there is no claim for payment by the Company or the Shareholders of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 5.20.                         Intellectual Property.  The Company has rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, software, trade secrets and other proprietary rights and processes that are material to its business as now conducted (collectively the “Company Intellectual Property Rights”).  With specific regards to the Proprietary Computer Software, except as listed on Schedule 5.20, the Company is the exclusive owner of all Intellectual Property contained in, used by or required to use the Proprietary Computer Software.  Except as set forth on Schedule 5.20, the Company does not own any patents.  The Company has no Knowledge of any infringement by any other Person of any of the Company Intellectual Property Rights or the Proprietary Computer Software and the Company has not entered into any agreement to indemnify any other party against any charge of infringement of any of the Company Intellectual Property Rights or the Proprietary Computer Software.  The Company has not and does not violate or infringe any intellectual property right of any other Person, and the Company has not received any communication alleging that it or the Proprietary Computer Software violates or infringes the Intellectual Property of any other Person.  The Company has not been sued for infringing any Intellectual Property of another Person.  There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Company, threatened, that challenges the rights of the Company in respect of the Proprietary Computer Software, the Company Intellectual Property Rights, or that claims that any default exists under any Company Intellectual Property Rights or the Proprietary Computer Software.  Neither the Proprietary Computer Software nor the Company Intellectual Property Rights are subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other governmental authority.

Section 5.21.                         Relationships.  Except as set forth on Schedule 5.21, the Company has not received notice from any customer, supplier or any party (each a “Contract Party”) to any Contract with the Company that such customer, supplier or Contract Party intends to discontinue doing business with the Company, and no customer, supplier or Contract Party has indicated any intention (a) to terminate its existing business relationship with the Company or (b) not to continue its business relationship with the Company, whether as a result of the transactions contemplated hereby or otherwise.  Except as provided on Schedule 5.21, the Company has not entered into or participated in any related party transaction during the past three years.

Section 5.22.                         Certain Payments.  Neither the Company nor any shareholder, officer,

director or employee of the Company has paid or received or caused to be paid or received, directly or indirectly, in connection with the business of the Company (a) any bribe, kickback or other similar payment to or from any domestic or foreign government or agency thereof or any other Person or (b) any contribution to any domestic or foreign political party or candidate (other than from personal funds of such shareholder, officer, director or employee not reimbursed by the Company or as permitted by applicable law).

Section 5.23.                         Books and Records.  The corporate minute books, and other organizational records of the Company are correct and complete in all material respects and the signatures appearing on all documents contained therein are the true signatures of the Person purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction. To the extent that they exist, all personnel files, reports, strategic planning documents, financial forecasts, accounting and Tax records, licenses of Intellectual Property and all other records of every type and description that relate to the business of the Company have been prepared and maintained in accordance with good business practices.  All such books and records are located in the offices of the Company and have been made available for inspection by Parent.

Section 5.24.                         Condition and Sufficiency of Assets.  All buildings and improvements owned or leased by the Company are structurally sound.  All equipment owned or leased by the Company is adequate for the uses to which it is being put, and is not in need of maintenance or repairs except for ordinary, routine maintenance, repairs and refurbishments consistent with past practices.  The Proprietary Computer Software and all Company Intellectual Property Rights are adequate for the uses to which they are being put, and are not in need of upgrade, update, maintenance or repairs except for ordinary, upgrades, updates, routine maintenance, and repairs consistent with past practices.

Section 5.25.                         Investment Representations.  Each of the Shareholders acknowledges, represents and agrees that:

(a)                                  (i) the Company and the Shareholders have reviewed the information and documents included in Parent SEC Reports, (ii) the Shareholders understand the risks associated with ownership of Parent Common Stock, and (iii) the Shareholders are capable of bearing the financial risks associated with such ownership;

(b)                                 The Parent Shares have not been registered under the Securities Act or registered or qualified under any applicable state securities laws;

(c)                                  The Parent Shares are being issued to the Shareholders in reliance upon exemptions from such registration or qualification requirements, and the availability of such exemptions depends in part upon the Shareholders’ bona fide investment intent with respect to the Parent Shares;

(d)                                 Each Shareholder’s acquisition of the Parent Shares is solely for its own account for investment, and such Shareholder is not acquiring such Parent Shares for the account of any other Person or with a view to, or for resale in connection with, any distribution thereof that would require registration under the Securities Act or any applicable state securities laws or regulations;

(e)                                  The Shareholders shall not offer for sale, sell, transfer, pledge, hypothecate or otherwise dispose of any of the Parent Shares except in accordance with this Agreement and (i) the registration requirements of the Securities Act and applicable state securities laws or (ii) upon delivery to Parent of an opinion of legal counsel reasonably satisfactory to Parent that an exemption from registration is available or pursuant to an effective registration statement covering the Parent Shares to be sold;

(f)                                    Each of the Shareholders is an “Accredited Investor” as such term is defined in Rule 501(a) promulgated under the Securities Act;

(g)                                 The Shareholders have such Knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Parent Shares, and to make an informed investment decision with respect thereto;

(h)                                 The Shareholders have had the opportunity to ask questions of, and receive answers from Parent’s officers and directors concerning the Shareholders’ acquisition of the Parent Shares and to obtain such other information concerning Parent and the Parent Shares, to the extent Parent’s officers and directors possessed the same or could acquire it without unreasonable effort or expense, as the Shareholders deemed necessary in connection with making an informed investment decision; and

(i)                                     In addition to any other legends required by law or the other agreements entered into in connection herewith, each certificate evidencing the Parent Shares will bear a conspicuous restrictive legend substantially as follows:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER STATE LAWS OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Section 5.26.                         Accuracy of Information Furnished.  No representation, statement, or information contained in this Agreement (including, the Schedules) or any agreement or document executed in connection herewith or delivered pursuant hereto or thereto or made or furnished to Parent or Merger Sub or their respective representatives by the Company or either Shareholder contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading.  The Company has provided Parent with correct and complete copies of all documents listed or described in the Schedules.

ARTICLE VI.
ADDITIONAL AGREEMENTS

Section 6.1.                                Expenses and Fees.  The Shareholders shall pay all costs and expenses incurred by the Company and the Shareholders in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any and all broker’s commissions, employee bonuses, and the fees and expenses of the Company’s and the Shareholders’ attorneys and accountants, and will make all necessary arrangements so that the Company (post-Closing), Parent or Merger Sub will not be charged with any such cost or expense.  Parent shall pay all costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby, including without limitation, the fees and expenses of their attorneys and accountants.

Section 6.2.                                Public Statements.  Except as required by law, the Shareholders shall obtain the written consent of Parent prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consent.

Section 6.3.                                Notification of Certain Matters.  Each of the Shareholders, Parent and Merger Sub agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.4.                                Tax Matters.

(a)                                  The Shareholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date (“Pre-Closing Tax Returns”).  Such Pre-Closing Tax Returns shall be prepared in compliance with applicable Tax laws and consistent with the past practice of the Company.  No later than 20 days before the due date (including any applicable extensions) of each Pre-Closing Tax Return, the Shareholders shall deliver to the Parent a copy of such Pre-Closing Tax Return for Parent’s review and comment.  Parent shall have ten days following receipt of such Pre-Closing Tax Return to provide any revisions to such Pre-Closing Tax Return.  The Shareholders shall make any such revisions to such Pre-Closing Tax Return as are reasonably and timely requested by the Parent.  The Shareholders shall pay all Taxes of the Company with respect to the periods ending on or prior to the Closing Date and any expenses incurred pursuant to this Section 6.4(a), including without limitation, all attorneys’, accountants’, and other fees, costs and expenses incurred in connection with the preparing and filing of the Tax Returns (including all such expenses incurred by the Surviving Corporation or Parent pursuant to this Section 6.4(a)).

(b)                                 Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods beginning before the Closing Date that end after the Closing Date (“Straddle Period”).  Parent shall permit the Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing.  The Shareholders shall reimburse the Surviving Corporation and Parent for any Taxes or expenses incurred by the Surviving Corporation or Parent pursuant to this Section attributable to the Pre-Closing Period (as defined in Section 7.1), within 15 days after payment by the Surviving Corporation or Parent.  For purposes of this section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the Pre-Closing Period shall (i) in the case of any Taxes (including real estate Taxes and other property Taxes) other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts (including franchise taxes) be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(c)                                  Parent, the Surviving Corporation and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party in connection with the filing of Tax Returns pursuant to this Section 6.4 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent, the Surviving Corporation and the Shareholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, the Surviving Corporation or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Surviving Corporation or the Shareholders shall allow, as the case may be, the other party to take possession of such books and records.  Parent and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d)                                 The Shareholders shall, at their own expense, have complete control over the handling, disposition and settlement of any governmental inquiry, examination or proceeding that could result in a determination with respect to Taxes due or payable by the Shareholders, or by Parent, the Surviving Corporation or the Company for which the Shareholders are solely liable or against which the Shareholders are required to indemnify Parent, the Surviving Corporation or the Company pursuant hereto.  The Shareholders shall, however, promptly notify Parent if, in connection with any such inquiry, examination or proceeding, any government authority proposes in writing to make any assessment or adjustment with respect to Tax items of the Company, which assessments or adjustments could affect the Surviving Corporation, and shall consult with the Surviving Corporation with respect to any such proposed assessment or adjustment.  Parent shall notify the Shareholders in writing promptly upon learning of any such inquiry, examination or proceeding.  Parent shall cooperate with the Shareholders, as the

Shareholders may reasonably request, in any such inquiry, examination or proceeding.  The Shareholders shall reimburse Parent and the Surviving Corporation, within 15 days after payment by the Surviving Corporation and Parent, for any reasonable expenses, Taxes or other out-of-pocket expenses incurred or paid by Parent or the Surviving Corporation with respect to the handling, disposition and settlement of any government inquiry, examination or proceeding described herein.

(e)                                  All Tax sharing agreements or similar agreements, if any, with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Surviving Corporation shall not be bound thereby or have any liability thereunder.

(f)                                    All transfer, documentary, sales, use, stamp, registration and such other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Parent and/or the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.

Section 6.5.                                Non-Competition Covenant.

(a)                                  In consideration of the substantial Merger Consideration being paid by Parent for the Company’s stock, including the Company’s business, assets and customer goodwill, and the substantial consideration being paid to Mr. Waltz for his shares of Company Common Stock, and in order to protect Parent’s and the Surviving Corporation’s legitimate business interests in the Company and the confidential information (including trade secrets) and the value and goodwill of Parent’s and the Surviving Corporation’s business, and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of Parent or the Surviving Corporation, Mr. Waltz agrees for so long as he is an employee of Parent, the Surviving Corporation or an Affiliate thereof (the “Employment Period”), and for an additional period of two years immediately following the Employment Period (the “Noncompetition Term”), not to, directly or indirectly, either through any form of ownership or as an individual, director, officer, principal, agent, employee, employer, adviser, consultant, shareholder, partner, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any person, firm, corporation, governmental or private entity, or any other entity of whatever kind, without the prior written consent of Parent (which consent may be withheld in its sole discretion), engage in any manner in the Business of Parent and the Surviving Corporation, as defined below, in the United States of America or any other location where either Parent or the Surviving Corporation has or currently is conducting business as of the date of this Agreement or conducts business during the Employment Period or the Noncompetition Term.  For purposes of this Agreement, “Business” means the provision of investor education and database marketing services.  Any such acts during the Employment Period and/or the Noncompetition Term shall be considered breaches and violations of this Agreement.   Nothing herein shall be construed as prohibiting Mr. Waltz from obtaining employment with a marketing agency whose principal business is other than database marketing or with an in-house database marketing department that does not service or solicit third-party customers.

(b)                                 Mr. Waltz hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 6.5 are reasonable and are no broader than are necessary to protect the legitimate business interests of Parent and the Surviving Corporation, including protecting the value and goodwill of Parent and the Surviving Corporation in acquiring the stock of the Company, including its business, assets and customer goodwill.  Mr. Waltz further acknowledges that neither Parent nor the Surviving Corporation would have entered into this Agreement, pay the substantial Merger Consideration for the stock of the Company, including the Company’s business, assets and customer goodwill, or pay to Mr. Waltz the substantial Merger Consideration for his shares Company Common Stock, but for his covenants or promises contained in this Section 6.5.

(c)                                  It is the desire and intent of the parties hereto that the provisions of this Section 6.5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, although Mr. Waltz considers the restrictions contained in this Section 6.5 to be reasonable for the purposes of preserving the business of Parent and the Surviving Corporation and its proprietary rights, if any particular provision of this Section 6.5 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.  Notwithstanding the preceding sentence, it is expressly understood and agreed that, although Mr. Waltz considers the restrictions contained in this Section 6.5 to be reasonable, if a final determination is made by a court of competent jurisdiction or pursuant to an arbitration in accordance with this Agreement that the scope, time or territory or any other restriction contained in this Section 6.5 is unenforceable against him, the provisions of this Section 6.5 shall be deemed reformed to apply as to such maximum scope, time and territory and to such maximum extent as such court or arbitration may finally determine to be enforceable.

(d)                                 Mr. Waltz, Parent and the Surviving Corporation acknowledge that damages at law would be an inadequate remedy for the breach or threatened breach by Mr. Waltz of any provision of this Section 6.5, and agree in the event of such breach or threatened breach that Parent or the Surviving Corporation or any Affiliate thereof may obtain temporary and permanent injunctive relief (any requirements for posting of bond for injunction are hereby expressly waived) restraining Mr. Waltz from such breach, and, to the extent permissible under applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit.  Nothing contained in this Agreement shall be construed as prohibiting Parent or the Surviving Corporation or any Affiliate thereof from pursuing other remedies available at law or in equity for such breach or threatened breach of this Section 6.5.

Section 6.6.                                Books and Records.  Parent and Merger Sub shall keep and maintain accurate books of account and records covering all transactions relating to this Agreement.  Each Shareholder, or his or its designee, shall be entitled to, at such Shareholder’s sole cost and expense, (i) audit and inspect such books and records in relation to any Revenue Dispute during reasonable business hours and in a manner that does not unreasonably interfere with the conduct of the business of Parent and Merger Sub, and (ii) make copies and summaries of such books and records; provided, however, that such Shareholder, and his or its designee, acknowledges and agrees that (a) such audit, inspection and copying shall only be conducted to the extent reasonably necessary to verify the Revenues calculation, (b) all information or materials, including (without limitation) any copies and summaries of such books and records, that are derived from or that are the subject of any such inspection, audit and copying shall be the confidential information of Parent and Merger Sub, and (c) such confidential information shall be maintained in the strictest confidence and may not be disclosed to any other party without the prior written consent of Parent and Merger Sub.

Section 6.7.                                Release of Guaranties.  Unless otherwise obtained on or prior to the Closing, Parent shall use its reasonable best efforts to obtain, within 180 days following the Closing, releases from (i) the personal guaranties of Mr. Shuel relating to the Company’s (a) real property lease with Rafael Town Center Investors, LLC, and (b) loans from Wells Fargo Bank, National Association in the principal amounts of $350,000 and $200,000, respectively, and (ii) the personal guaranty of the Trust relating to the Company’s loan from Wells Fargo Bank, National Association in the principal amount of $350,000.  Reasonable best efforts to obtain a release on the property lease with Rafael Town Center Investors, LLC may include obtaining a letter of credit in an amount not to exceed $250,000.

Section 6.8.                                Audit Matters.  In the event Parent is required under Rule 3-05 of Regulation S-X promulgated under the Securities Act to provide any prior-year audit(s) for the Company, Mr. Shuel and the Shareholders shall cooperate with Parent, as Parent may request, in connection with such audit(s).

ARTICLE VII.
INDEMNIFICATION

Section 7.1.                                The Shareholders’ Indemnity Obligations.  The Shareholders shall, jointly and severally, indemnify and hold harmless the Surviving Corporation, Parent and each of the Surviving Corporation’s and Parent’s respective officers, directors, stockholders, employees, agents, representatives and Affiliates (each a “Parent Indemnified Party”) from and against any and all claims (including without limitation, Environmental Claims), actions, causes of action, arbitrations, proceedings, losses, damages, remediations, liabilities, strict liabilities, judgments, fines, penalties and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, the “Indemnified Amounts”), paid, imposed on or incurred by a Parent Indemnified Party, directly or indirectly, relating to, resulting from or arising out of, or any allegation of a third party of, (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of the Company and/or any Shareholder in this Agreement or any certificate or instrument delivered in connection with this Agreement, (b) any violation or breach by the Company and/or any Shareholder of or default by the Company and/or any Shareholder under the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement, (c) any act or omission by the Company, the Shareholders or any officer, director, employee, agent or representative of the Company, occurring on or prior to the Closing Date (including any claim by a third party, including employees and customers arising out of or related to any act or omission by the Company, any of the Shareholders or any shareholder, officer, director, employee, agent or representative of the Company occurring on or prior to the Closing Date), (d) any Environmental Claim and/or any violation of any Environmental Law if such Environmental Claim or violation relates, directly or indirectly, to events, conditions, operations, facts or circumstances which occurred or commenced on or prior to the Closing Date, (e) any Taxes incurred by the Shareholders, the Company, the Surviving Corporation or Parent as a result of the consummation of the transactions contemplated by this Agreement, (f) any Taxes (or the non-payment thereof) of (1) the Company or the Shareholders for all periods ending on or before the Closing Date and the portion through the end of the Closing Date for any periods that include (but do not end on) the Closing Date (“Pre-Closing Period”) and (2) any other Person imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (g) any retention payment obligations incurred by any Parent Indemnified Party as a result of events, conditions, operations, facts or circumstances which occurred on or prior to the Closing Date or (h) any severance obligation incurred by any Parent Indemnified Party which accrues as a result of the termination, on or prior to May 26, 2004, of the employment of any of the employees identified on Schedule 7.1(h).

Section 7.2.                                Parent’s Indemnity Obligations.  Parent shall indemnify and hold harmless the Shareholders and each of the Shareholders’ agents, representatives and Affiliates (each a “Shareholders’ Indemnified Party”) from and against any and all Indemnified Amounts incurred by a Shareholders’ Indemnified Party as a result of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Parent or Merger Sub in this Agreement or any certificate or instrument delivered in connection with this Agreement, (b) any violation or breach by Parent or Merger Sub of or default by Parent under the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement, or (c) any guaranty payment obligation paid by either Mr. Shuel or the Trust after the Closing Date pursuant to the terms of those certain personal guaranties more particularly described in Section 6.7 hereto.

Section 7.3.                                Indemnification Procedures.  All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)                                  A party claiming indemnification under this Agreement (an “Indemnified Party”) shall with reasonable promptness (i) notify the party from whom indemnification is sought (the “Indemnifying Party”) of any third-party claim or claims asserted against the Indemnified Party (“Third-Party Claim”) for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice (“Claim Notice”) containing a description in reasonable detail of the nature of the Third-Party Claim, an estimate of the amount of damages attributable to the Third-Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.

Within 15 days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third-Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third-Party Claim.

If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the

Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third-Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 7.3(a). The Indemnifying Party shall have full control of such defense and proceedings. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross-complaint against any Person, at the Indemnifying Party’s sole cost and expense.  Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3 and shall bear its own costs and expenses with respect to such participation.

If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the Third-Party Claim as herein provided, or if the Indemnified Party reasonably objects to such election on the grounds that counsel for such Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Parties because such representation would be reasonably likely to result in a conflict of interest, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled.  In such a situation, the Indemnified Party shall have full control of such defense and proceedings and the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.3, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

The Indemnifying Party shall not settle or compromise any Third-Party Claim unless (i) the terms of such compromise or settlement require no more than the payment of money (i.e., such compromise or settlement does not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action), (ii) the full amount of such monetary compromise or settlement will be paid by the Indemnifying Party, and (iii) the Indemnified Party receives as part of such settlement a legal, binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such Third-Party Claim and any claimed liability of the Indemnified Party with respect thereto is being fully satisfied by reason of such compromise or settlement and that the Indemnified Party is being released from any and all obligations or liabilities it may have with respect thereto. The Indemnified Party shall not settle or admit liability to any Third-Party Claim without the prior written consent of the Indemnifying Party unless (x) the Indemnifying Party has disputed its potential liability to the Indemnified Party, and such dispute either has not been resolved or has been resolved in favor of the Indemnifying Party, or (y) the Indemnifying Party has failed to respond to the Indemnified Party’s Claim Notice.

(b)                                 In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.

Section 7.4.                                Determination of Indemnified Amounts.  The Indemnified Amounts payable by an Indemnifying Party hereunder shall be determined (i) by the written agreement of the parties, (ii) by mediation, (iii) by a final judgment or decree of any court of competent jurisdiction, or (iv) by any other means agreed to in writing by the parties.  A judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken have been fully determined.

Section 7.5.                                Right of Set-Off Against Earn Out Payment.  Parent may set off (in cash and Parent Shares in the same proportion as the Merger Consideration paid under Section 3.1(a)) against any Earn Out Payment any Indemnified Amounts owed to a Parent Indemnified Party upon written notice to the Shareholders.

ARTICLE VIII.
GENERAL PROVISIONS

Section 8.1.                                Survival.  The representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for a period of three years following the Closing Date; provided, however, that in the case of all such representations and warranties there shall be no such termination with respect to any such representation or warranty as to which a bona fide claim has been asserted by written notice of such claim delivered to the party or parties making such representation or warranty (or otherwise obligated with respect thereto) prior to the expiration of the survival period; provided, further, that the representations and warranties set forth in Sections 5.1, 5.2, 5.4 and 5.25 hereof shall survive the Closing indefinitely, and Sections 5.12, 5.13, 5.14, and 5.16 shall survive the Closing for the greater of three years or the statutory survival period applicable to such matters.  The covenants and agreements, including but not limited to indemnification obligations, set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and survive Closing until fully performed; provided, however, that the indemnification obligations of the parties hereto set forth in Sections 7.1(a) and 7.2(a) with respect to a breach of a representation or warranty shall terminate at the time such particular representation or warranty shall terminate.  The indemnification obligations of the parties hereto set forth in Sections 7.1(b), (c), (d), (e), (f) and (g) and Section 7.2(b) shall survive the Closing indefinitely.

Section 8.2.                                Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized overnight delivery service (with written confirmation of delivery), mailed by registered or certified mail (return receipt requested) or sent via facsimile (with written confirmation of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  If to Parent or Merger Sub to:

Investools Inc.

5959 Corporate Drive

Suite LL250

Houston, Texas 77036

Attention: Paul A. Helbling

Telecopy: (281) 588-9797

with a copy to:

Locke Liddell & Sapp LLP

3400 Chase Tower

600 Travis Street

Houston, Texas 77002

Attention: John Andrew Mouer

Telecopy:  (713) 229-2660

(b)                                 if to the Shareholders, to:

Ted and Jamie Shuel

542 Biscayne Drive

San Rafael, California 94901

Telecopy:  (415) 485-4425

and

Scott K. Waltz

923 Alturas Way

Mill Valley, California 94941

Telecopy:  (415) 838-5164

with a copy to:

Landrum and Company, Inc.

1102 Starwood Court

San Jose, California 95120

Attention: Jay Landrum

Telecopy: (408) 278-1600

and

Boerio & Company

353 Bel Marin Keys, Blvd., Suite 1

Novato, California 94949

Attention: Charles Boerio

Telecopy: (415) 883-3057

Section 8.3.                                Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement.  In this Agreement, unless a contrary intention is specifically set forth, (i) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof.  No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

Section 8.4.                                Miscellaneous.  This Agreement (including the agreements, documents, schedules, exhibits and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise except that Merger Sub may assign this Agreement to any other wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or the Merger Sub, as the case may be, of its obligations hereunder.

Section 8.5.                                Governing Law.  THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH, INCLUDING WITH REGARD TO VALIDITY, INTERPRETATION AND EFFECT, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

Section 8.6.                                Jurisdiction.  Any process against a party in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in Section 8.2 with the same effect as though served on it or them personally.  Each party hereby irrevocably submits in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement to the jurisdiction of the United States District Court for the Southern District of New York, and the jurisdiction of any court of the State of New York located in New York County, and hereby waives any and all objections to jurisdiction and review that it or they may have under the laws of New York or the United States.

Section 8.7.                                Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  In addition, execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.  Any such facsimile copies shall constitute enforceable original documents.

Section 8.8.                                Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.9.                                Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Section 8.10.                         Severability.  If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding upon the parties.  Furthermore the court shall have the power to replace the invalid or unenforceable part or provision with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner.  Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made.

Section 8.11.                         Amendment.  This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of all of the parties.

Section 8.12.                         Guarantee.  Each of Mr. Shuel and Mrs. Shuel, individually, jointly and severally, unconditionally and irrevocably guarantees the full, prompt and complete performance of all obligations of the Trust under this Agreement and the documents executed and delivered by the Trust in connection with the transactions contemplated in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Shareholders have executed and delivered this Agreement effective as of the date first written above.

INVESTOOLS INC.

/s/ Lee K. Barba
Lee K. Barba, Chief Executive Officer

/s/ Paul A. Helbling
Paul A. Helbling, Secretary

SES ACQUISITION CORP.

/s/ Lee K. Barba
Lee K. Barba, President

/s/ Paul A. Helbling
Paul A. Helbling, Secretary

SERVICE ENHANCEMENT SYSTEMS, INC.

/s/ Ted B. Shuel
Ted B. Shuel, President

/s/ Jamie Lynn Speas Shuel
Jamie Lynn Speas Shuel, Secretary

THE SHUEL FAMILY TRUST

/s/ Ted B. Shuel
Ted B. Shuel, Trustee

/s/ Jamie Lynn Speas Shuel
Jamie Lynn Speas Shuel, Trustee

/s/ Scott K. Waltz
Scott K. Waltz, Individually

/s/ Ted B. Shuel
Ted B. Shuel, Individually

/s/ Jamie Lynn Speas Shuel
Jamie Lynn Speas Shuel, Individually

EXHIBIT A

Glossary

For purposes of this Agreement, the following terms shall have the meaning specified or referred to below when initially capitalized (or if not initially capitalized, unless the context clearly requires otherwise) when used in this Agreement.

“Adjustment Amount” means the sum of (1) $150,000 minus the Indebtedness as of the Closing and (2) the Net Working Capital as of the Closing (except that Net Working Capital shall also include any and all severance obligations of the Surviving Corporation as a result of the termination, on or prior to May 26, 2004, of the employment of any of the employees identified on Schedule 7.1(h)) minus $100,000.  If the Adjustment Amount is a negative number, the Merger Consideration will be decreased.  If the Adjustment Amount is a positive number, the Merger Consideration will be increased.

“Affiliate(s)” with respect to any Person, means any Person directly or indirectly controlling, controlled by or under common control with such Person, and any natural Person who is an officer, director or partner of such Person and any members of their immediate families living within the same household. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Average Parent Common Stock Price” means the weighted average (using daily trading volumes) of the Daily Per Share Prices for the 30 consecutive trading days preceding the day before the Closing Date, and is set forth on Schedule 3.1(a); provided, however, in no event shall the Average Parent Common Stock Price be less than $1.60 or more than $2.40.

“Business Facility” or “Business Facilities” includes any property (whether real or personal) which the Company or any of its Subsidiaries currently leases, operates, or owns or manages in any manner or which the Company or any of its Subsidiaries or any of their respective organizational predecessors formerly leased, operated, owned or managed in any manner.

“Change in Control” means:  (i) the merger or consolidation of Parent with another entity in which the stockholders of Parent immediately prior to such merger or consolidation do not own more than 50% of the outstanding voting capital stock of the surviving entity; (ii) the sale of all or substantially all of Parent’s assets; or (iii) the sale or transfer, in a single transaction or a series of related transactions, of more than 50% of the outstanding capital stock of Parent.

“Daily Per Share Price” means the per share closing price on the American Stock Exchange of Parent Common Stock.

“Earn Out Period” shall mean the two-year period from January 1, 2004 through

December 31, 2005.

“Environmental Claim” means any claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys’ fees, diminution in value, and expert’s fees; damage; punitive damage; fine; penalty; expense; liability; criminal liability; strict liability; judgment; governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Requirement of Environmental Law; proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any Person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover losses, damages, costs, expenses and/or liabilities related to, or seeks to impose liability for: (i) noncompliance with or obligations (including without limitation for responding to and/or remediating Materials of Environmental Concern) under Environmental Laws; (ii) exposure of persons or property to Materials of Environmental Concern and the effects thereof; (iii) the release or threatened release of Materials of Environmental Concern; or (iv) injury to, death of or threat to the health or safety of any Person or persons caused directly or indirectly by Materials of Environmental Concern.

“Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, guidance document, order, consent agreement, order or consent judgment, decree, injunction, requirement or agreement with any governmental entity or any judicial or administrative decision relating to the protection, preservation or restoration of the environment, human health or safety, worker protection, or community’s right to know.

“Environmental Permits” means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any current Business Facility or to conduct the Company’s business as currently conducted in compliance with Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Indebtedness” means the aggregate non-current portion of the long-term indebtedness and other long-term liabilities of the Company determined in accordance with GAAP, but excluding the rent payment obligations of the Company pursuant to that certain Office Lease at Rafael Town Center, 999 Fifth Avenue, San Rafael California, which commenced on May 15, 2003.

“Intellectual Property” shall mean all concepts, inventions (whether or not protected under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, names, likenesses, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent (or which is not patented, but is subject matter that is protected under patent law), copyright,  mask work, trademark, trade secret, or other laws, whether statutory or common law, in any jurisdiction in the world, for all media now known or later developed, including without limitation all new or useful art, proprietary processes, plans, designs, systems, models, ratios, combinations, discoveries, formulae, algorithms, specifications, manufacturing techniques, technical developments, systems, computer architecture, artwork, software, programming, applets, scripts, designs, processes, and methods of doing business.

“Knowledge” means, with respect to the Person making such representation or warranty, the knowledge of such Person after reasonable inquiry, including the knowledge such Person reasonably could be expected to have as a result of their position, responsibilities and such inquiry.

“Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is, or could reasonably be anticipated to be, individually or in the aggregate, materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Company and all of its Subsidiaries or Parent and all of its Subsidiaries, as applicable, taken as a whole.

“Materials of Environmental Concern” means: (i) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “solid waste,” “medical waste,” “special waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” or “toxic substances,” under any Environmental Law; (ii) any material, waste or substance which is or contains: (A) petroleum, oil or a fraction thereof, (B) explosives, or (C) radioactive materials (including naturally occurring radioactive materials); and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation.  To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

“Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty.

“Net Working Capital” means the aggregate current assets of the Company less the aggregate current liabilities of the Company, determined in accordance with GAAP, including but not limited to, all brokers’, finders’, attorneys’, accountants’, investment banking and other fees, costs and expenses incurred by the Company and the Shareholders in connection with the preparation, negotiation, execution and performance of the Agreement or any transactions contemplated by the Agreement, but excluding any Indebtedness deducted from the Merger Consideration pursuant to Section 3.1(a).

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or governmental authority.

“Proprietary Computer Software” means those computer software programs, including both object and source code versions, applications and databases listed on Schedule 5.20.

“Revenues” means, with respect to a calendar year in the Earn Out Period, the aggregate of (1) the Earned Revenue Credits with respect to the Scheduled Services (each as defined in Section 3.3(i)) for such year, (2) revenues with respect to a Scheduled Service which exceed, in the case of media services, $10,000,000, and in the case of all other Scheduled Services, the applicable Revenue Credit, for such year, (3) revenues for services (other than Scheduled Services) provided to Parent or any of its Affiliates by the Surviving Corporation in such year, with any attributed revenue to be mutually agreed upon, and (4) revenues for services provided to an unaffiliated third party by the Surviving Corporation in such year; provided, with regard to subpart (2) and (3) above, revenues for media services, creative development, and analytics and reporting shall include a reasonable internal mark-up (which, unless otherwise agreed, shall be equal to the cost of items acquired by the Surviving Corporation on behalf of Parent or any of its Affiliates multiplied by 11.1%); provided, further, with regard to subparts (2) (3) and (4) above, such revenues shall exclude any revenues for items acquired by the Surviving Corporation on behalf of its customers (including Parent and any of its Affiliates), the costs of which were or are to be passed through to such customers, including, without limitation, pass-through costs of postage, printing, acquiring media, and purchasing lists.

“Revenue Credit(s)” means the Revenue Credit(s) corresponding to the Scheduled Service(s) set forth on Schedule 3.3(i).

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any other entity or entities of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

“Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, severance, environmental, license, net worth, payroll, employment, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tax Return(s)” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and documents (i) with respect to or accompanying payments of estimated Taxes or (ii) with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any schedule or attachment thereto and any amendment thereof.